EXHIBIT 99.1

ASHFORD INC.
Third Quarter 2016 Conference Call
November 4, 2016
11:00 a.m. Central

Introductory Comments - Marilynn Meek

Good day everyone and welcome to today's conference call to review results for Ashford Inc. for the third quarter of 2016 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Deric Eubanks, Chief Financial Officer, and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company's earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 3, 2016 and may also be accessed through the Company's website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning everyone, and thank you for joining us. We are pleased to present our financial results for the third quarter of 2016. I’ll begin by reviewing our performance highlights including an update on the proposed business combination with Remington. Afterward, Deric will review our financial results, then Jeremy will provide an overview of our investment in OpenKey and other initiatives, and then we will take your questions.

Our strategy is built around our ability to leverage the combined expertise of our management team to both grow our company and the platforms we advise. I believe we have the most highly-aligned, stable and effective management team in the hospitality industry. Our track record of success speaks for itself, as this is the same team that has generated a 111% total shareholder return for Ashford Trust since that company's IPO in 2003 compared to a 67% return for our peers. Acting like shareholders has always distinguished us from others in our industry. We consider it one of our main competitive advantages and a primary reason for our superior performance.

Ashford currently advises two publicly-traded REIT platforms - Ashford Trust and Ashford Prime - which together had 137 hotels with approximately 30,000 rooms and over $6 billion in assets as of September 30,

2016. During the third quarter, these platforms achieved RevPAR growth of 3.4% and 4.3% at Trust and Prime, respectively. Both of these results exceeded the industry average.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. It's a scalable platform with attractive margins and low capital needs. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the minimum base fee can't drop by more than 10% from the previous year's base fee.

Currently, our company is focused on three areas of growth. First, we’d like to grow our existing REIT platforms accretively, which has been a challenge recently given the pullback in public REIT valuations over the past year and a half. Second, we’d like to add additional investment platforms. Along these lines, we continue to seek ways to launch a platform focused on owning select-service hotels. Third, we’d like to buy or invest in complementary businesses such as Remington, OpenKey, and others. As we stated last quarter, the transaction with Remington has been delayed as we continue to work with the IRS on a private letter ruling. Last quarter, we announced our investment in OpenKey and Jeremy will give an update on that investment later on the call. Some of the other investments we have been pursuing have been delayed pending the closing of the Remington transaction. While we continue to work with the IRS on the private letter ruling for the Remington transaction, we have decided to go ahead and move forward on some of these other potential transactions and hope to have more information for you soon on those initiatives. Our goal is that none of these potential transactions will impact the closing of the Remington deal. We are seeing attractive opportunities right now, and we can’t be sidelined any longer in pursuing those opportunities. If we are unable to close on the Remington transaction, we will move on, and we believe there are still very attractive growth opportunities available to us. We will continue to look for strategic opportunities and additional platforms to grow Ashford's business and deliver superior returns to our shareholders. We have a revolutionary fee structure in place with Trust and Prime that incentivizes shareholder value creation. With the base fee driven by share price performance and an incentive fee based on total shareholder return outperformance versus peers, this management team's primary focus is to maximize returns in our REIT platforms.

In closing, we remain optimistic about the prospects for our two managed REIT platforms and expect both to continue their solid performance. Additionally, we see a great opportunity for this platform to grow by adding both additional investment platforms, such as a select-service platform, as well as investing in other hospitality-related businesses, such as OpenKey.

I will now turn the call over to Deric to review our financial performance for the third quarter.

Financial Review -Deric Eubanks

Thanks, Monty.

I’d like to remind everyone that we have consolidated the financial position and operating results of the private investment funds managed by Ashford Investment Management. The financial impact from this consolidation is adjusted out of our third quarter 2016 financials through the non-controlling interests in consolidated entities line items on the Company’s income statement and balance sheet.

Net loss attributable to the Company for the third quarter of 2016 totaled $0.3 million, or $0.14 per share, compared with net income of $0.05 million, or $0.03 per share, for the third quarter of 2015.
For the third quarter ended September 30, 2016, advisory services revenue totaled $16.4 million including $11.9 million from Trust and $4.5 million from Prime.

Adjusted EBITDA for the third quarter of 2016 was $3.2 million compared with $4.0 million for the third quarter of 2015.

Adjusted net income for the third quarter of 2016 was $2.7 million or $1.17 per diluted share compared with $3.0 million or $1.34 per diluted share for the third quarter of 2015.

At the end of the third quarter of 2016, the Company had approximately $6.1 billion of assets under management from its managed companies and $26.3 million in corporate cash. Ashford Inc. has no debt, no preferred equity, and a current equity market capitalization of approximately $100 million.

Also, as of September 30, 2016, the Company had 2.2 million fully diluted total shares of common stock and units outstanding.

I will now turn the call over to Jeremy to discuss our investment in OpenKey and other initiatives.

OpenKey Investment - Jeremy Welter

Thanks, Deric.

We are excited about our investment in the hospitality focused mobile key platform named OpenKey. OpenKey is a universal smartphone app for keyless entry into hotel guestrooms. We believe this product will drive increased adoption among hotel owners and guests, alike, as consumers have clearly indicated a strong preference for aggregation of app content and universal functionality. OpenKey has secure interfaces with many global lock manufacturers, including four of the largest: Assa Abloy, Kaba, Salto, and Miwa. OpenKey has also begun to work with Hotek, a Bluetooth lock upgrade company. We have installed OpenKey in three of Trust’s hotels and are in the process of considering more. Outside of Ashford hotels, OpenKey is experiencing robust interest and growth as well, with 60,000 hotel rooms in the immediate pipeline. In fact, OpenKey contracted 409 rooms, 674 rooms, and 4,328 rooms in the first, second, and third quarters, respectively, so the growth trajectory is encouraging. Additionally, OpenKey has recently launched a white-label platform allowing hotels and brands to use their own imagery on top of the OpenKey software.

Over time, we expect OpenKey to provide labor cost savings to our hotels by automating the check-in process and allowing guests to “skip the desk” when desired. We also expect OpenKey will offset some of the costs of RFID keycards. Finally, we believe the direct engagement of the consumer with OpenKey may lower customer acquisition costs over time. We are finding that guests love the idea of one universal app for guestroom access, and that they very much value the direct-to-room functionality offered by OpenKey.

We hope to have more information on other opportunities to share with you on those in the coming months. As we pursue these types of investment opportunities, we plan to focus on opportunities that require modest cash needs and have immediate and significant growth opportunities by becoming part of the Ashford platform.

That concludes our prepared remarks and we will now open it up for your questions.

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